Exhibit 99.1


                        Federal Judge Confirms Award for
             InterDigital in Dispute with Nokia over Royalties Owed


    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Dec. 28, 2005--InterDigital Communications Corporation (Nasdaq:IDCC), a leading designer, developer and provider of wireless technology and product platforms, today announced that the federal district court judge presiding in the enforcement proceeding between InterDigital and Nokia Corporation (Nokia) in the United States District Court for the Southern District of New York confirmed in its entirety the Final Award rendered in June 2005 by the Arbitral Tribunal operating under the auspices of International Court of Arbitration of the International Chamber of Commerce (ICC).
    "I am pleased with today's court decision," commented William J. Merritt, President and Chief Executive Officer of InterDigital. "We have always believed that any challenge to the Final Award would ultimately fail. In rejecting all of Nokia's arguments, the federal court confirmed our belief. With yet another legal challenge dismissed, we are hopeful that Nokia will finally comply with its signed license agreement with InterDigital. If not, we will continue to pursue all legal remedies to secure payment. In that vein, as we announced yesterday, we have taken action to utilize the contractual dispute resolution process with Nokia in order to accelerate the resolution of any outstanding issues that Nokia might allege. We remain confident that Nokia will pay the amounts due, either of its own accord or by court order."
    In June 2005, the Arbitral Tribunal delivered its Final Award in the arbitration proceeding between InterDigital Communications Corporation, InterDigital Technology Corporation (ITC), one of the company's wholly-owned subsidiaries, and Nokia. The Tribunal established royalty rates which are applicable to Nokia's sales of covered products for the period beginning January 1, 2002 through December 31, 2006 and reflect Nokia's leading market position. Based on the royalty rates established by the Tribunal at the time of the Final Award, InterDigital estimated that Nokia's royalty obligations for covered infrastructure and handset sales from January 1, 2002 through December 31, 2006 would be in the range of approximately $232 million to $252 million. The above amounts are exclusive of awarded interest, net of any applicable contractual discount and based on Nokia achieving sales volume that entitles Nokia to obtain the lowest applicable royalty rate. On July 1, 2005, InterDigital initiated the enforcement action decided today in order to convert the Final Award into a court judgment which would allow InterDigital, if necessary, to compel compliance with the Final Award. Nokia failed to comply with the terms of the Final Award and instead sought to have the Award vacated.

    Note to editors:

    In February 1999, Nokia entered into agreements with InterDigital which covered both technology development and a patent license agreement. As part of the patent license agreement, Nokia paid $31.5 million up front to InterDigital to cover product sales through the end of 2001. Royalties owed after 2001 could be defined through direct negotiation, or by a patent license agreement with a designated major competitor, typically referred to as a Most Favored Licensee clause, a customary licensing term in the industry. Patent licensing agreements signed in March 2003 between InterDigital and Ericsson and Sony Ericsson established the framework for Nokia's royalty obligations for 2G and 2.5G handset and infrastructure sales. After these patent licensing agreements were signed, InterDigital notified Nokia of its royalty payment obligations. Nokia disagreed with InterDigital's interpretation of the impact of these patent licensing agreements and requested binding arbitration in July 2003 to resolve the dispute.
    In June 2005, the Arbitral Tribunal delivered its Final Award in the arbitration proceeding between InterDigital Communications Corporation, ITC, and Nokia. The Tribunal established royalty rates which are applicable to Nokia's sales of covered products for the period beginning January 1, 2002 through December 31, 2006 and reflect Nokia's leading market position. Based on the royalty rates established by the Tribunal in July 2005, InterDigital estimated Nokia's royalty obligations for covered infrastructure and handset sales from January 1, 2002 through December 31, 2003 to be approximately $112 million. In addition, InterDigital estimated royalty obligations for covered infrastructure and handset sales for the period January 1, 2004 through December 31, 2006 to be in the range of $120 million to $140 million depending upon whether Nokia avails itself of a prepayment option for the eighteen month period from July 1, 2005 through December 31, 2006. The above amounts are exclusive of awarded interest, net of any applicable contractual discount and based on Nokia achieving sales volume that entitles Nokia to obtain the lowest applicable royalty rate. Estimates of post-2003 royalty obligations, made in July 2005, were based on third party and InterDigital's estimates of Nokia's sales of covered products for the applicable periods and InterDigital's assumptions as to market forecasts and Nokia's sales mix, selling prices and market share. InterDigital has not updated such estimates or underlying assumptions.

    About InterDigital

    InterDigital Communications Corporation designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G and 802 products worldwide. Additionally, the company offers baseband product solutions and protocol software for 3G multimode terminals and converged devices. InterDigital's differentiated technology and product solutions deliver time-to-market, performance and cost benefits. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital.

    This press release contains forward-looking statements regarding our current beliefs, plans and expectations as to the receipt, amount and calculation of past and future royalty obligations of Nokia under the Final Award and our pursuit of all legal remedies to secure payment. Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, but not limited to those contained herein and (i) InterDigital's interpretation of and Nokia's compliance with the Award, (ii) adjustments in the estimated and actual amounts of sales of Nokia covered products derived from InterDigital or third party data or assumptions which have not been updated since last July, or inaccuracies in sales figures supplied during the Nokia arbitration, (iii) application of the prepayment option and (iv) unanticipated appeals or delays in securing enforcement of the court order confirming the Final Award.



    CONTACT: InterDigital Communications Corporation
             Janet Point, 610-878-7800
             janet.point@interdigital.com